EXHIBIT 99.1


                               PAYMENT AGREEMENT


This Payment Agreement (the "Agreement"), is made June 3, 2004 (the "Effective Date") by and between Biophan Technologies, Inc. ("Biophan"), a Nevada corporation, and TE Bio LLC (the "Company"), a New York limited liability company.

WHEREAS, the parties desire to enter into this Agreement to reflect certain agreements among them.

NOW, THEREFORE, the parties hereby agree as follows:

                      ARTICLE I.    THE BIOPHAN INVESTMENT

Section  1.01  Investment  of  Biophan.   In  exchange  for  good  and  valuable
consideration and an ownership interest in the Company, Biophan shall pay the Company $900,000 according to the following schedule:

      (a) $300,000, cumulatively, during the period of time beginning with the Effective Date and concluding at the end of the first (1st) anniversary of the Effective Date;

      (b) $300,000, cumulatively, during the period of time beginning on the day after the first (1st) anniversary of the Effective Date and concluding on the second (2nd) anniversary of the Effective Date; and

      (c) $300,000, cumulatively, during the period of time beginning on the day after the second (2nd) anniversary of the Effective Date and concluding at the end of the third (3rd) anniversary of the Effective Date.

For the purposes of this Agreement, each annual payment of $300,000 shall be referred to as a "Biophan Commitment" and each one-year period shall be referred to as a "Payment Period."

                        ARTICLE II.    THE UNIT CLAWBACK

Section 2.01 Biophan Unit Clawback. In the event that Biophan fails to pay a Biophan Commitment during the respective Payment Period or makes only partial payment (the "Actual Payment"), then Biophan shall be entitled to keep some portion of the Initial Units (as defined below)(the "Maintained Units") and be required to return some portion thereof to the company (the "Returned Units").

At the close of each Payment Period, the Company shall make the following calculation:

            INITIAL UNITS           ACTUAL PAYMENT
            _____________    X    ___________________    =     MAINTAINED UNITS

              3 [YEARS]                $300,000




            INITIAL UNITS
            _____________   LESS    MAINTAINED UNITS     =     RETURNED UNITS

              3 [YEARS]

For the purpose of this calculation, the "Initial Units" shall equal the number of Units held by Biophan as of the date of this agreement and shall not be adjusted to reflect any increase or decrease in that number.

Section 2.02 Acceleration of Payment. Biophan may, during the first and second Payment Periods, make payments to the Company in excess of the Biophan Commitment (an "Accelerated Payment"); provided, however, that Biophan may not retroactively recover any of the Returned Units. The Company shall apply any Accelerated Payment made during the first Payment Period toward the Biophan Commitment for the second Payment Period; and any Accelerated Payment during the second Payment Period shall be applied to the third Biophan Commitment.

Section 2.03 Accelerated Payment of Entire Investment. Biophan may, at any time and in its sole discretion, pay the Company the balance remaining on the entire investment amount (the "Balance Payment"). For the purposes of this agreement, the Balance Payment shall equal the sum total remaining unpaid for any non-concluded Payment Periods. Upon receipt by the Company of the Balance Payment this Article II shall cease to have effect; provided, however, that this
Section 2.03 shall not relieve Biophan of any obligation to deliver Returned Units to the Company.

Section 2.04 The Returned Units. Upon notification by the Company, Biophan agrees to immediately deliver the Returned Units to the Company and to execute any documents that may be required to effectuate such return. Biophan acknowledges that it has no right to recover the Returned Units from the Company.

                    ARTICLE III.    MISCELLANEOUS PROVISIONS

Section 3.01 Term. This Agreement shall continue in effect for three (3) years after the Effective Date unless terminated earlier as provided in Section 3.06.

Section 3.02 Termination. The parties may terminate this Agreement by mutual consent at any time.

Section 3.03 Amendment of Agreement. This Agreement may not be modified or amended except in writing, signed by the parties.

Section 3.04 Entire Understanding. This Agreement sets forth the entire agreement and understanding between the parties as to the matters contained herein, and merges and supersedes all prior discussions, agreements, and understandings of every kind and nature among them. No party shall be bound by any condition, definition or representation other than as expressly provided for in this Agreement.

Section 3.05 Assignment. This Agreement may not be assigned by either party without the written consent of the other party and any purported assignment in violation hereof shall be null and void.

Section 3.06 Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, trustees. receivers, successors and permitted assigns.

Section 3.07 Notices. All notices, requests, demands and other communications provided for in this Agreement shall be in writing and shall be deemed to have been given at the time when personally delivered, or mailed via registered or certified mail, return receipt requested, or delivered by overnight courier, addressed to the address of the other party stated at the beginning of this Agreement or to such other address as such party may have fixed by notice, provided, however, that any notice of change of address shall be effective only upon receipt.

Section 3.08 Invalidity of Provision. If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, the remainder of this Agreement and the application of such provision to the persons or circumstances shall not be affected unless the invalid provision substantially impairs the benefits of the remaining portions of this Agreement.

Section 3.09 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York, without regard to its choice of law provisions.

Section 3.10 Headings. The headings of the sections hereof are inserted for convenience only and in no way define, limit or prescribe the intent of this Agreement.

Section 3.11 Execution Procedure. This Agreement and its amendments may be executed in multiple copies, with each multiple copy to be deemed an original, but all multiple copies together constituting one and the same instrument.

Section 3.12 Waiver. No waiver by either party of any condition or of the breach by the other party of any term or covenant contained in his Agreement, whether by conduct or otherwise, at any time or in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach of any similar or dissimilar term or covenant set forth in this Agreement. Moreover, the failure of either party to exercise any right hereunder shall not bar the later exercise thereof.


      IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date written above.


BIOPHAN TECHNOLOGIES, INC

By:   /s/ Robert J. Wood
      -----------------------------

Its:  Chief Financial Officer

Date: June 6, 2004


TE BIO LLC


By:   /s/ Michael L. Weiner
      -----------------------------

Its:  Manager

Date: June 6, 2004